SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                    (Amendment No. _______)*

                        ADAMS GOLF, INC.
                        (Name of Issuer)

            Common Stock, par value $0.001 per share
                 (Title of Class of Securities)

                           006228 10 0
                         (CUSIP Number)

                        December 31, 1998
     (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  006228 10 0


(1)  Name of Reporting Person         Royal Holding Company, Inc.
     I.R.S. Identification No.
      of Above Person (entities only)                  25-1622874
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group*                                  (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship                                         Delaware
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power              6,374,511
-----------------------------------------------------------------
                    (6)  Shared Voting Power                    0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power         6,374,511
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power               0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                6,374,511
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check if the Aggregate Amount in                        [  ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                        28.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 CO
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

CUSIP NO.  006228 10 0

(1)  Name of Reporting Person                  Paul F. Brown, Jr.
     I.R.S. Identification No. of Above Person (entities only)
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group*                                  (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship                                         Delaware
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          6,374,511**
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     6,374,511**
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              6,374,511**
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check if the Aggregate Amount in                        [  ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                        28.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 IN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS
** Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of Common Stock reflected herein and, as such, declares that this Statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP NO.  006228 10 0


(1)  Name of Reporting Person                 Stephen R. Patchin
     I.R.S. Identification No. of Above Person (entities only)
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group*                                  (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship                                    United States
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                     0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          6,374,511**
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     6,374,511**
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              6,374,511**
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check if the Aggregate Amount in                        [  ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                        28.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 IN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS
** Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of Common Stock reflected herein and, as such, declares that this Statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP NO. 006228 10 0


Item 1(a).          NAME OF ISSUER:

                    Adams Golf, Inc. (the "Issuer")

Item 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                    OFFICES:

                    300 Delaware Avenue, Suite 548, Wilmington,
                    Delaware  19801

Item 2(a).          NAME OF PERSON FILING:

                    Pursuant to rule 13d-1(k)(1) promulgated under the Act, this Statement on Schedule 13G is filed jointly by Royal Holding Company, Inc. ("Royal"), Paul F. Brown, Jr. ("Brown") and Stephen R. Patchin ("Patchin"). Royal, Brown and Patchin are collectively referred to herein as the "Reporting Persons." The Reporting Persons have included as Exhibit A to this Statement an agreement in writing that this Statement is filed on behalf of each of them.

Item 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
                    NONE, RESIDENCE:

                    Royal
                    -----
                    The principal business office of Royal is:

                    300 Delaware Avenue, Suite 306, Wilmington,
                    Delaware  19801

                    Brown
                    -----
                    The principal business office of Brown is:

                    One Indian Springs Road, Carl E. Patchin Building, Indiana, Pennsylvania 15701

                    Patchin
                    -------
                    The principal business office of Patchin is:

                    500 N. Water, Nationsbank Building, Suite 807N, Corpus Christi, Texas 78471

Item 2(c).          CITIZENSHIP:

                    Royal is a Delaware corporation. Brown
                    and Patchin are citizens of the United States.

CUSIP NO.  006288 10 0


Item 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.001 par value per
                    share, of the Issuer.

Item 2(e).          CUSIP NO.:

                    006228 10 0

Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 13D-
          1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON
          FILING IS A:

         (a)  [  ]   Broker or dealer registered
                     under section 15 of the Act (15 U.S.C. 78o);

         (b)  [  ]   Bank as defined in section
                     3(a)(6) of the Act (15 U.S.C. 78c);

         (c)  [  ]   Insurance company as defined
                     in section 3(a)(19) of the Act (15 U.S.C.
                     78c);

         (d)  [  ]   Investment company registered
                     under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)  [  ]   An investment adviser in
                     accordance with 240.13d-1(b)(1)(ii)(E);

         (f)  [  ]   An employee benefit plan or
                     endowment fund in accordance with
                     240.13d-1(b)(1)(ii)(F);

         (g)  [  ]   A parent holding company or
                     control person in accordance with
                     240.13d-1(b)(ii)(G);

         (h)  [  ]   A savings association as
                     defined in section 3(b) of the Federal
                     Deposit Insurance Act (12 U.S.C. 1813);

         (i)  [  ]   A church plan that is excluded
                     from the definition of an investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [  ]   Group, in accordance with
                     240.13d-1(b)(1)(ii)(J)

               Not applicable.

CUSIP NO.  006228 10 0


Item 4.   OWNERSHIP:

          Royal
          -----
          (a)  Amount beneficially owned:  6,374,511

          (b)  Percent of class:  28.4%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to
                      direct the vote:  6,374,511

               (ii)   shared power to vote or to direct the vote:  0

               (iii)  sole power to dispose or
                      to direct the disposition of:  6,374,511

               (iv)   shared power to dispose or to
                      direct the disposition of: 0

          Brown1
          ------
          (a)  Amount beneficially owned:  6,374,511

          (b)  Percent of class:  28.4%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to
                      direct the vote:  0

               (ii)   shared power to vote or to direct the vote:
                      6,374,511

               (iii)  sole power to dispose or
                      to direct the disposition of:  0

               (iv)   shared power to dispose or to
                      direct the disposition of:  6,374,511

CUSIP NO.  006228 10 0


          Patchin2
          --------
          (a)  Amount beneficially owned:  6,374,511

          (b)  Percent of class:  28.4%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to
                      direct the vote:  0

               (ii)   shared power to vote or to direct the vote:
                      6,374,511

               (iii)  sole power to dispose or
                      to direct the disposition of:  0

               (iv)   shared power to dispose or to
                      direct the disposition of:  6,374,511

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not Applicable.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY OR CONTROL PERSON:

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          This Statement on Schedule 13G has been filed by a group under Rule 13d-1(d). Attached as Annex A is a Joint Filing Statement executed by each member of such group.

CUSIP NO.  006228 10 0


Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable.

Item 10.  CERTIFICATIONS:

          Not Applicable.


                    [Signature page follows]

CUSIP NO.  006228 10 0


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Dated:  February 12, 1999


                              ROYAL HOLDING COMPANY, INC.


                              By:       /s/ PAUL F. BROWN, JR.
                                   ------------------------------
                              Name:       PAUL F. BROWN, JR.
                                   ------------------------------
                              Title:  Vice President - Finance
                                   ------------------------------


                                   /s/ PAUL F. BROWN, JR.
                              -----------------------------------
                              PAUL F. BROWN, JR.


                                   /s/ STEPHEN R. PATCHIN
                              -----------------------------------
                              STEPHEN R. PATCHIN



            ATTENTION:  Intentional misstatements or
              omissions of fact constitute Federal
            criminal violations (See 18 U.S.C.  1001)

                            EXHIBIT A

                     JOINT FILING STATEMENT


     Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

                              Dated:    February 12, 1999


                              ROYAL HOLDING COMPANY, INC.


                              By:       /s/ PAUL F. BROWN, JR.
                                   ------------------------------
                              Name:       PAUL F. BROWN, JR.
                                   ------------------------------
                              Title:  Vice President - Finance
                                   ------------------------------


                                   /s/ PAUL F. BROWN, JR.
                              -----------------------------------
                              PAUL F. BROWN, JR.


                                   /s/ STEPHEN R. PATCHIN
                              -----------------------------------
                              STEPHEN R. PATCHIN


_______________________________
1 Brown is the Chief Financial Officer and Vice President-Finance of Royal and, by virtue of his position with Royal, may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, the shares of Common Stock held by Royal. Brown disclaims beneficial ownership of the Common Stock held by Royal.

2    Patchin  is  the  Chief Executive Officer and  President  of
     Royal and, by virtue of his position with Royal, may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, the shares of Common Stock held by Royal. Patchin disclaims beneficial ownership of the Common Stock held by Royal.